Exhibit 4.1

POSITRON CORPORATION
(a Texas Corporation)

STATEMENT OF DESIGNATION ESTABLISHING
SERIES S CONVERTIBLE PREFERRED STOCK

To the Secretary of the State of Texas:

Pursuant to the provisions of Article 3.007 of the Texas Business Organization Code, the undersigned corporation submits the following statement for the purposes of establishing and designating a series of shares and determining and fixing the relative rights and preferences thereof:

A.           The name of the corporation is Positron Corporation (the “Corporation”);

B.           The following resolution, establishing and designating a series of shares and determining and fixing the relative rights and preferences thereof, was duly adopted by the Board of Directors of the Corporation on September 25, 2006;

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by its Articles of Incorporation, as amended, there hereby is created, out of the 10,000,000 shares of preferred stock authorized in Article Four of its Articles of Incorporation, as amended, a series of One Hundred Thousand (100,000) shares of Preferred Stock, par value $1.00 per share (the “Series S Preferred Stock”), of the Corporation, and the designation, amount and stated value of such series of Preferred Stock and the voting powers, preferences, and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereon, are set forth as follows:

1.             Designation and Number of Shares.  The designation of said series of preferred stock authorized by this resolution shall be Series S Convertible Preferred Stock (the “Series S Preferred Stock”) which shall consist of a maximum of One Hundred Thousand (100,000) shares of such Series S Preferred Stock, $1.00 par value per share, which shall have the preferences, rights, qualifications, limitations and restrictions set forth below.

2.             Rank.  All shares of the Series S Preferred Stock shall rank, both as the payment of dividends and as to distributions of assets upon liquidation or winding up of the Corporation, whether voluntary or involuntary, (x) junior to: (i) the shares of Series A 8% Cumulative Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”), (ii) to the shares of Series B Preferred Stock of the Corporation that may from time-to-time be outstanding, and (iii) to the shares of Series S Convertible Preferred Stock and (y) prior to (i) all of the Corporation’s now and hereafter issued common stock, par value $0.01 per share (the “Common Stock”), and (ii) all of the Corporation’s hereafter issued capital stock ranking junior to the Series S Preferred Stock both as to payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, when and if issued (the Common Stock and any other junior capital stock being herein referred to as “Junior Stock”).

3.             Voting Rights.  Except as otherwise expressly provided herein or by law, the holder of shares of the Series S Preferred Stock shall be entitled to vote on all matters and shall be entitled to Ten Thousand (10,000) votes for each share of the Series S Preferred Stock held by such holder, such number of votes to be appropriately adjusted in the event of any split, reverse split or dividend of the common stock.  Except as otherwise expressly provided herein or as expressly required by law, the holders of shares of the Series S Preferred Stock and holder of shares of the Corporation’s common stock shall vote together as a single class on all matters.  As used in this Section 3, the term “Common Stock” shall mean and include the Corporation’s authorized common stock, par value $.01 per share, as constituted on the date of filing of this certificate of designation (the “Designation Certificate”).

4.             Dividend Provisions.  The holders of the Series S Preferred Stock are not entitled to receive any dividends.

5.             Conversion of Series S Preferred Stock Preferred Stock into Common Stock.  The holders of record of shares of Series S Preferred Stock shall have the right, at their option, to convert such shares into shares of the Common Stock, at any time from the date of the issuance of such Series S Preferred Stock Preferred Stock in accordance with and subject to the following terms and conditions:

a.      At any time following the issuance of the shares of Series S Preferred Stock, the Series S Preferred Stock shall, on five days prior written notice to the Corporation, be convertible into a number of fully paid and non-assessable shares of Common Stock equal to the number of Series S Preferred Stock being converted multiplied by Ten Thousand (10,000) (the “Conversion Rate”), subject to adjustment as hereinafter provided in Section 6.  The exchange shall be consummated at the office of the transfer agent for the Corporation’s Common Stock (or at such other place or places as may be designated by the Corporation with notice to the holders of record of the shares of Series S Preferred Stock).

b.      In order to convert shares of Series S Preferred Stock into Common Stock, the holder thereof shall surrender the certificate or certificates for shares of Series S Preferred Stock, duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation (or, in the case of a lost or destroyed certificate, proof of loss or destruction and indemnity as required by the Corporation), at the office of the Corporation’s transfer agent, and shall give written notice to the Corporation that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued.  If the certificates for Common Stock are to be issued in a name or names other than that in which such shares of Series S Preferred Stock was registered, the holder of the certificates being surrendered shall with such written notice pay to the transfer agent a sum to cover any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the transfer agent that such tax has been paid or is not due and payable.  The transfer agent will, as soon as practicable thereafter, deliver at such office to such holder, or to its nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which it shall be entitled as aforesaid.  Shares of the Series S Preferred Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock on such date;

c.      All shares of the Series S Preferred Stock which shall have been converted into Common Stock as herein provided shall not be reissued as shares of Series S Preferred Stock but shall have the status of authorized and unissued shares of Preferred Stock undesignated as to series; and

d.      Fractional shares of Common Stock shall not be issued upon the conversion of the shares of Series S Preferred Stock but shall be addressed by the Corporation through the rounding of such fraction to the next whole share of Common Stock.

6.             Adjustment of Conversion Rate.  The rate at which each share of Series S Preferred Stock may be converted into Common Stock (hereinafter called the conversion rate) shall be subject to the following adjustments;

a.      While any such shares of the Series S Preferred Stock shall be outstanding, in case the Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of common stock, or combine the outstanding shares of Common Stock into a smaller number of  shares of Common Stock,  the number of shares the Series S Preferred Stock are convertible into shall be proportionately  increased  or  decreased, as the case may require, such increase or decrease  to  become  effective  immediately after the  opening of  business on the date following the day upon which such subdivision or combination becomes effective;

b.      Any dividend to holders of Common Stock in shares of Common Stock shall  be considered a  subdivision of  the outstanding shares of Common Stock and an adjustment in the Conversion Rate shall be made in accordance with the provisions of Section 5 with respect to the subdivision of outstanding shares of Common Stock.

c.      No adjustment of the Conversion Rate shall be made by reason of the issuance of Common Stock to non shareholders of the Corporation in exchange for cash, property or services provided that if the Corporation shall offer to the holders of the Corporation’s Common Stock any rights to subscribe for any securities of the Corporation then the holders of the shares of Series S Preferred Stock shall be entitled to subscribe for the purchase of the same number of securities on identical terms as they would have been entitled had they held that number of shares of Common Stock into which the shares of Series S Preferred Stock was convertible on such date; and

d.      In case the Corporation shall be reorganized or recapitalized or shall be consolidated with or merged into another corporation, or shall sell or transfer its property and assets as, or substantially as, an entirety, proper provisions shall be made as part of the terms of such reorganization, recapitalization, consolidation, merger, sale or transfer whereby the holder of any shares of the Series S Preferred Stock outstanding immediately prior to such event shall thereafter be entitled to such conversion rights with respect to securities of the Corporation resulting from such reorganization, recapitalization, consolidation of merger, or to which such sale or transfer shall be made, as shall be substantially equivalent to the conversion rights provided for herein with respect to such shares of Series S Preferred Stock.

7.             Prior Notice of Certain Events.  In the event:

(i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of the then-outstanding shares of Common Stock; or

(ii)           the Corporation shall authorize the granting to all holders of Common Stock of rights, or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; or

(iii)           of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value; or from no par value to par value), or of any consolidation or merger to which the Company is a partly and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property, or

(iv)           of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be mailed to the holders of record of the Series S Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least fifteen (15) days prior to the later of the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of a dividend, distribution, redemption, repurchase, rights or warrants or, if a record id not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, redemption, rights or warrants are to be determined or (y) the date on which a reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

8.             Reservation of Common Shares.  The Corporation shall at all times reserve and keep available, out of its authorized and unissued Common Stock a sufficient number of shares of Common Stock in order to issue such Common Stock upon conversions of all outstanding shares of Series S Preferred Stock;

9.             Amendments.  The terms of the Series S Preferred Stock shall not be amended without the consent of the holders of not less than a majority of the outstanding shares of Series S Preferred Stock.

10.           Other Rights.  Except as provided by law, the Series S Preferred Stock shall not have any designation, preferences, or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein and in the Certificate of Incorporation of this Corporation; and

11.           Notices.  Any notice required to be given to holders of shares of Series S Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the Corporation, or upon personal delivery at the aforementioned address.

IN WITNESS WHEREOF, I have executed and subscribed this Statement of Designation and do affirm the foregoing as true under penalties of perjury this 7th day of November, 2008.

ATTEST:

Patrick Rooney, Chairman